Exhibit 99.1


    MBIA and Royal Indemnity Company Agree to Settle SFC Related Litigation


ARMONK, N.Y.--(BUSINESS WIRE)--MBIA Inc. (NYSE:MBI) announced that its wholly owned subsidiary, MBIA Insurance Corporation (MBIA Corp.), has reached an agreement with Royal Indemnity Company (Royal) to settle its outstanding litigation against Royal related to Student Finance Corporation (SFC). In July 2002, MBIA Corp., together with Wells Fargo Bank N.A. in its capacity as trustee, filed suit in Delaware federal district court against Royal to enforce insurance policies that Royal issued guaranteeing vocational loans originated by SFC. MBIA Corp. insured eight securitizations that were collateralized by the SFC vocational student loans guaranteed by Royal.


MBIA General Counsel Ram Wertheim said, "We are pleased to resolve this longstanding matter and to eliminate the additional expense and risks associated with further litigation." The amount payable by Royal under the terms of the settlement will be sufficient to repay the approximately $362 million of outstanding par amount of the bonds insured by MBIA as well as to reimburse MBIA for a portion of the claims that MBIA has paid to date under its insurance policies. As a result of the settlement, MBIA will incur approximately $20 million in losses in the first quarter. The loss represents a reduction to MBIA's expected recoveries for claims it has paid to date under its policies and will be covered by the Company's unallocated loss reserves.


The District Court in Delaware has entered a final judgment in the case implementing the settlement.

MBIA Inc. (NYSE: MBI), through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. MBIA has offices in London, Madrid, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA's Web site at http://www.mbia.com




Contacts
MBIA Inc.
Michael Ballinger, 914-765-3893